Quovadx, Inc.

Conference Call Transcript

Event Date/Time: Apr. 02. 2007 / 12:00PM ET

Operator

Welcome to the Quovadx Inc. conference call. [OPERATOR INSTRUCTIONS]. I would now like the turn the presentation over to your host for today's call, Ms. Rebecca Winning, Vice President of Investor Relations. Please proceed, ma'am.

Rebecca Winning - Quovadx - VP, IR

Thank you, and good morning, everyone. Thanks for joining us for our conference call this morning. With me today are Harvey Wagner, CEO, and Matt Pullam, our CFO. The purpose of our call today is to discuss details regarding this morning's announcement regarding two transactions. First, the sale of our CareScience division to Premiere, and second the execution of a definitive agreement with Battery Ventures for the balance of the Company. First, Harvey will review the strategic review process, then Matt will take us through the transaction, and finally Harvey will close with some strategic perspective.

A press release on this announcement crossed the wire before the market opened this morning, and a related Form 8-K was filed with the SEC as well. In addition, we have prepared a number of slides for you to review as we go through our presentation. The press release, presentation, and 8-K should be available on the investor relations portion of our website at www.quovadx.com. To access the slide presentation, please go to the events page in the Investor Relations section of our website and click on the events button on top of the screen. You should begin with a Quovadx slide that says conclusion of Quovadx strategic review, the clearest path to values. If you have trouble accessing the slides, try holding down the control key to disable pop-ups.

Before we begin, I would like to read our Safe Harbor statement. During this conference call our remarks will include forward-looking statements within the meaning of the Private Securities Litigation and Reform Act of 1995 including statements relating to the Company and the transactions we announced this morning. Investors are cautioned that these forward-looking statements are not promises or guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties identified in this slide and in this morning's press release as well as those identified in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. These forward-looking statements are current only as of the date of this call and Quovadx undertakes no obligation to update them to reflect events or circumstances occurring after the call. Now I would like to turn the call over to Harvey.

Harvey Wagner - Quovadx - CEO

Thank you, Becky, and good morning, everyone, and thanks for joining us today. Before we get into the detail of these transactions, let me provided a review of our strategic process. When I came to Quovadx in 2004 historical issues presented a number of serious challenges to the Company. I worked with others on the Quovadx management team to stabilize the business and position it for growth over the past three years, and we have restructured the Company into three business divisions. We increased investments in new product development, sales and marketing, we launched new products in all of our businesses and expanded selling relationships with key direct/indirect sales partners and moved into new geographic markets like China. We also substantially resolved legacy shareholder lawsuits. In addition we focused on higher value, higher margin sales. Significantly improved our gross margins from 9% in the second quarter of '04 to 63% in the fourth quarter of '06 and significantly reduced losses, excluding costs associated with legal settlements and stock compensation expense even while increasing investments in growth. We have grown cash from 10.4 million in May of '04 to more than 30 million at the end of the last year. This leaves us with a solid balance sheet and no debt even after our legal -- final legal settlement payout of 7.8 million in the first quarter of this year. Finally, we have increased the Company's valuation more than 1.5 times from a low of $1 per share on May 14, of 0'4 to 2.55 as of Friday's close.

Yet, despite these significant improvements we believe Quovadx has been and remains under valued by the public markets. Consequently in August of 2004 the Board exercised its fiduciary duty and initiated a review of strategic alternatives with the goal of enhancing stockholder value. We engaged First Albany to serve as our independent financial advisor and Hogan & Hartson to serve as our legal advisors. Over the past seven months we have evaluated a broad range of strategic alternatives. While these evaluations consider the needs of all of our stakeholders, our primary objective was to deliver stockholder value. Today we announced the transactions that we believe provide an attractive premium to our stockholders. The Quovadx Board unanimously approved both transactions and intends to recommend stockholder approval of the Battery Ventures transaction. Now I want to turn it over to Matt, and he will take you through a summary of the transactions. Additional details are available in the Form 8-K we filed this morning and further information will be provided in our proxy which we expect to file in the next 30 days. Matt.

Matt Pullam - Quovadx - CFO

Thanks, Harvey. This morning we announced the culmination of our strategic review with two separate transactions, the first transaction is the sale of our CareScience division to Premier for 34.9 million or 2.3 times CareScience's 2006 revenue. Net proceeds totaled 33.8 million in cash. The final purchase price is subject to certain post-closing working capital adjustments. However, we do not expect the adjustments to be material. While the sale resulted in a taxable gain, we believe we have sufficient net operating loss carry forwards to more than offset it.

As Harvey said, the transaction was unanimously approved last Friday by the Quovadx Board, and we were able to close the transaction simultaneously with the signing of the agreement. Premier has hired all former CareScience employees with the exception of Tom Zajac, former President of CareScience, who is currently working with them under a consulting agreement. Quovadx will provide certain corporate services for up to 90 days under a transition services agreement. We believe this transaction is fairly valued and an attractive premium. In addition, we believe that the new combined entity will provide growth opportunities for CareScience employees, customers, partners, and prospects. Yesterday, in a separate transaction Quovadx then entered into a definitive agreement to sell the Company to Battery Ventures, a venture capital and private equity firm focused on investing in technology and innovation for approximately $136.7 million or $3.15 per share. The estimated price includes the net cash proceeds from the Premier transaction.

The final price is subject to working capital adjustments that could affect the final per share consideration. The $3.15 share price is based on our best estimate of working capital at the estimated close in day. When we present a final working capital statement five days prior to close, if we are outside of the range we agreed to with Battery, it would translate to either an increase or a decrease in the net proceeds and ultimately the price per share stockholders will receive.

The range we agreed to with Battery is contained in the merger agreement we filed within the 8-K this morning. It is negative 7.2 million to negative 9.2 million. If, for example, we finish at negative 9.6 million working capital, it would result in a reduction to the net proceeds of 400,000 or approximately $0.01 per share. If we were to finish at negative 6.8 million, that would be an improvement outside of the range and would increase net proceeds by 400,000 or $0.01 per share. If we finish somewhere between the range of negative 7.2 million and negative 9.2 million, there is no adjustment to the net proceeds and the per share consideration will remain at $3.15 per share. We expect that we will finish within the range, but we can't be certain until we provide the final working capital estimate. If circumstances give rise to us believing we may finish outside the range, materially, we would update our proxy materials that were on file before closing.

This proposed transaction has been unanimously approved by the Quovadx Board. Pending approval from Quovadx stockholders, it would be expected to close at the end of the second quarter. In the meantime we plan to operate ISD and Rogue Wave under a business as usual scenario. Again, the combined value of these transactions is approximately $3.15 per share, a 24% premium when compared to Friday's closing price of $2.55. Both the Quovadx Board and the Quovadx management team believe that this transaction represents the best opportunity to deliver values to stockholders and the best match for the remaining businesses. Now I will turn the call back over to Harvey.

Harvey Wagner - Quovadx - CEO

Thanks, Matt. I want to reiterate that we are very excited about these transactions for a couple of reasons. First, we believe the valuation is attractive, and, second, these transactions insulate Quovadx stockholders from the market and timing risks that we currently face.

We continue to believe that our business divisions operate in large growing markets and have opportunities for growth. However, we have also acknowledged that it will likely take some time to fully capitalize on these opportunities. Quovadx is a small public company. We believe we've done a good job of managing our investments to position these businesses for future growth. However, it remains difficult for us to control the timing of market developments, customer adoption of our technologies, competition from much larger companies or the entry of new competitors to the market and therefore to predict the related growth trajectory for revenue, earnings, and cash in these businesses. These transactions should remove the lingering overhang of legacy issues associated with the Quovadx name while leveraging strong equity and ISD's Cloverleaf brand in then Rogue Waves considerable reputation in the development community with its source program and now the new Hydro products suite. In addition, these transactions will eliminated the cost and distractions associated with being a public company.

Finally, we believe that these partners are a very good fit for our businesses. Premier is a privately held company headquartered in San Diego with offices in Charlotte, North Carolina, and Washington, D.C., and now with the acquisition of CareScience, they have offices in Philadelphia as well. By acquiring CareScience, Premier has become the nation's leading resource for improving healthcare. We believe Premier is strategically aligned with CareScience in all key areas. With CareScience they share a passionate commitment to improving patient outcomes while safely reducing the cost of care. They have complementary technology and they are closely aligned in mission, culture, and values. We believe this transaction provides an attractive premium for Quovadx while creating solid opportunities for CareScience employees and customers.

Battery Ventures is a private equity firm with offices in Boston, Silicon Valley and Israel. They currently manage more than $2 billion in committed capital and have a long track record of success with high tech companies. They're highly regarded in the industry, and we believe their portfolio companies complement ISD and Rogue Wave. We believe this transaction will deliver a premium value to our stockholders while creating opportunities for Quovadx employees and customers.

We have a very clear road map to completion with a proposed schedule which is as follows--the CareScience transaction was approved and closed on March 30, 2007. A definitive agreement with Battery Ventures for the sale of Quovadx was approved yesterday and signed yesterday. We plan to mail our proxy detailing the Battery Ventures transaction in May and we plan to hold a special meeting of stockholders in June. Pending the stockholder approval we expect to close the transaction at the end of the second quarter. Again, we believe these transactions represent the clearest path to value for our stakeholders. They provide an attractive near term premium while insulating investors from market risk and uncertainties and they have the potential to build on the strengths of our businesses.

In closing, I want to thank our stockholders for their ongoing interest and support. In addition, I want to thank the entire Quovadx team for their dedication and commitment. They have achieved significant improvements in all of our businesses and we appreciate all of their hard work. I want to thank you for joining us today, and I will now open it up to questions.

Operator

Thank you, sir. [OPERATOR INSTRUCTIONS] Your first question will come from the line of Justin Cable of B. Riley.

Justin Cable - B. Riley - Analyst

Hi, guys, congrats on the deal.

Harvey Wagner - Quovadx - CEO

Hey, Justin. How are you?

Justin Cable - B. Riley - Analyst

Good. Just wanted to ask about the working capital adjustment. I guess you're expecting to have a negative working capital by the time this deal closes. Any reason for that given the proceeds from the CareScience sale and I guess you were positive working capital 10 million at the end of December. I know you have the 7.8 million payout for the settlement. But any reason for the negative working capital assumption?

Matt Pullam - Quovadx - CFO

Justin, this is Matt. The way this transaction was structured with Battery, it does not include -- the working capital definition does not include cash. That's why it is presented as a negative.

Justin Cable - B. Riley - Analyst

Got it. Okay. But you expect to follow in that range I guess is what you said -- stated earlier.

Matt Pullam - Quovadx - CFO

Yes. Yes.

Justin Cable - B. Riley - Analyst

That's all that matters. Thank you.

Operator

Your next question will come from the line of Sam Rebotsky of SER Asset Management.

Sam Rebotsky - SER Asset Management - Analyst

Good morning, gentlemen.

Harvey Wagner - Quovadx - CEO

Good morning.

Sam Rebotsky - SER Asset Management - Analyst

How many companies had looked -- did First Albany bring to the table to look at Quovadx?

Matt Pullam - Quovadx - CFO

What was your first name, I am sorry?

Sam Rebotsky - SER Asset Management - Analyst

Sam Rebotsky.

Harvey Wagner - Quovadx - CEO

Sam. I will tell you that we went through a very exhaustive analysis. There were a lot of companies. All of that information will be included in the proxy when it goes out at the end of the month. But it was a lot of companies.

Sam Rebotsky - SER Asset Management - Analyst

Okay. I guess I am pretty much familiar with Battery Ventures, I guess. They had acquired Mason Manage which was a company I was involved in, and the Wall Street Journal showed a -- had a piece on them about a couple of months ago how they really increased the earnings and the valuation on Mason Manage and the sort of the thrust of it was that they really got a good deal. I would think that a 24% appreciation, there probably is a lot more left on the table, and with a $1.40 capital gain NOL valuation, in addition to your book value you're trading -- you're selling at close to those valuations, and did you consider growing the business because you were very positive on the last call of what your expectations are, and did you consider growing the business and trying to get greater valuation for all shareholders?

Harvey Wagner - Quovadx - CEO

Absolutely, Sam. We considered many different things. It has been difficult as you can see from our last three years of not growing the revenues, but we have looked at all different opportunities in this analysis, and we believe that this is the best value for the shareholders.

Sam Rebotsky - SER Asset Management - Analyst

You don't think that you can increase the value of the Company in a year to more than 24% in this short--?

Harvey Wagner - Quovadx - CEO

There is a lot of risk in the businesses that we are involved in. We have new products going into new markets, and we believe that the current valuation that we're getting of 24% premium compared to the risks associated and the unknowns associated with moving forward is the best opportunity for the shareholders.

Sam Rebotsky - SER Asset Management - Analyst

I basically would vote against the transaction from the rationale. Specifically Battery Ventures has been extremely successful, and if they're willing to come in at this level, I think they're going to do very well with this and I think you'd be worthy to bring new management in to create greater valuation for Quovadx. I would think that there is more on the table, but that's my opinion.

Harvey Wagner - Quovadx - CEO

We appreciate your opinion. Thank you.

Operator

Your next question will come from the line of [John Schwartz] of Harvest Asset Management.

John Schwartz - Harvest Asset Management - Analyst

Hi, guys.

Harvey Wagner - Quovadx - CEO

Hi.

John Schwartz - Harvest Asset Management - Analyst

I just wanted to follow-up on the working capital question that was asked earlier. I am looking at the agreement here that defines working capital as current assets less current liabilities, and the current assets definition seems to read like it includes cash. Can you help me out with that?

Matt Pullam - Quovadx - CFO

It doesn't.

John Schwartz - Harvest Asset Management - Analyst

Okay. But looking at the agreement right here, current assets moves the Company and its subsidiaries cash, accounts receivable, so forth and so on?

Matt Pullam - Quovadx - CFO

It does not include cash. The negative working capital estimate and agreement with Battery does not include cash.

John Schwartz - Harvest Asset Management - Analyst

Okay. I guess that's not really clear from the merger agreement then. Are there any other adjustments to just current assets minus current liabilities, so we exclude cash, are there any other adjustments that we should know about?

Matt Pullam - Quovadx - CFO

No.

John Schwartz - Harvest Asset Management - Analyst

Okay. Thank you.

Operator

[OPERATOR INSTRUCTIONS] Your next question will come from the line of [Brad Dyer] of Paragon Associates. Brad, your line is open. You may proceed.

Brad Dyer - Paragon Associates - Analyst

Would you give me some clarification, please, of the breakup fee as it relates to the net enterprise value being paid for the two remaining divisions?

Harvey Wagner - Quovadx - CEO

It is a 3.5% breakup fee.

Brad Dyer - Paragon Associates - Analyst

The 3.5%, I believe translates into roughly $4.8 million, is that correct?

Harvey Wagner - Quovadx - CEO

I believe that's correct.

Brad Dyer - Paragon Associates - Analyst

And the implied enterprise value of the two remaining decisions is roughly $80 million, is that correct?

Harvey Wagner - Quovadx - CEO

Approximately.

Brad Dyer - Paragon Associates - Analyst

So--.

Harvey Wagner - Quovadx - CEO

That will all be in the proxy.

Brad Dyer - Paragon Associates - Analyst

If we're going to apply that breakup fee or look at it as a topping fee, it is really 6% of the enterprise value of the two divisions, is that correct?

Matt Pullam - Quovadx - CFO

Well, I don't have all those calculations in front of me to tell you that, and what about the cash?

Brad Dyer - Paragon Associates - Analyst

Why would we pay a break up fee on cash?

Harvey Wagner - Quovadx - CEO

That's part of enterprise value.

Brad Dyer - Paragon Associates - Analyst

No, it isn't. Cash is not part of it.

Harvey Wagner - Quovadx - CEO

It is part of the value of the Company, I meant, not the enterprise.

Brad Dyer - Paragon Associates - Analyst

It was my understanding theory of deal making that breakup fees or topping fees are to provide some incentive vis-a-vis being topped by a higher offer on the constituent parts. Cash is cash.

Harvey Wagner - Quovadx - CEO

You're right. Cash is cash.

Brad Dyer - Paragon Associates - Analyst

Thank you.

Harvey Wagner - Quovadx - CEO

You're welcome.

Operator

Your next question will come from the line of [Phillip Lejuis] of Greenway Capital.

Phillip Lejuis - Greenway Capital - Analyst

I was just curious just with respect to the cash if you had considered doing your own recap of the business, buying back shares, using the cash?

Harvey Wagner - Quovadx - CEO

Again, we've gone through all different thoughts and analysis and alternatives on the whole analysis that we've been going through, and again this is the best approach that we thought was the presenting the best value to the shareholders.

Phillip Lejuis - Greenway Capital - Analyst

Okay. Well, as -- of the 15 million or so corporate overhead how much of that do you think will need to -- those expenses will need to stay in place for the two businesses you're selling to Battery Ventures.

Harvey Wagner - Quovadx - CEO

Well, it will depend on how Battery is going to want to operate, and that is going to be their decision when we get to that point.

Phillip Lejuis - Greenway Capital - Analyst

What -- on ISD, what was the level of strategic interest in the sale process.

Harvey Wagner - Quovadx - CEO

Again, that will be in the proxy.

Phillip Lejuis - Greenway Capital - Analyst

Okay. Well, what is the role of management going forward?

Harvey Wagner - Quovadx - CEO

Well, until we get through the next 90 days, it is hard to predict that. I don't have an answer for that. Our role over the next 90 days is going to be continuing to drive the business and run this thing as business as usual.

Phillip Lejuis - Greenway Capital - Analyst

So you will not have employment contracts then as part of this transaction?

Harvey Wagner - Quovadx - CEO

Management is not involved in the transaction at all as it relates to Battery Ventures other than continuing to run this business to drive the revenues just like we have been trying and making sure that we have the right value for this company at the time of the close.

Phillip Lejuis - Greenway Capital - Analyst

And as you looked at the value of ISD and Rogue Wave, what kind of valuation metrics did you use? Was it multiple revenue or multiple of EBITDA?

Harvey Wagner - Quovadx - CEO

It wasn't done individually on this particular, it was done as a total company transaction.

Phillip Lejuis - Greenway Capital - Analyst

So how did you over allocate the Corporate overhead?

Harvey Wagner - Quovadx - CEO

We have a thorough analysis that was done by our investment bankers, and we looked at various different combinations of multiples of all the various details of putting this deal together, and as again, I don't want to sit here and try to tell you exactly what is going to happen because it will all be detailed out in the proxy at that time.

Phillip Lejuis - Greenway Capital - Analyst

One last question. Just in terms of if you looked at the recap analysis, what was the -- on just the remaining ISD and Rogue Wave business, what was the amount of leverage you think can be put on the business if you maximize a share buyback?

Harvey Wagner - Quovadx - CEO

Say that again. What kind of leverage are we putting on the business?

Phillip Lejuis - Greenway Capital - Analyst

No. When you look at the scenario of recapping the business itself and keeping it public, what level of debt do you think you can--?

Harvey Wagner - Quovadx - CEO

We're not going to disclose all of the detailed calculations that we went through and analysis of doing this. Again, all the detail of the transaction that you will need will be highlighted in that proxy statement. We looked at various scenarios, and we again believe that a 24% premium is a good value.

Phillip Lejuis - Greenway Capital - Analyst

All right. Thank you.

Harvey Wagner - Quovadx - CEO

You're welcome.

Operator

Due to time constraints that will conclude our question and answer session. I would like to turn the call over to Harvey for closing comments.

Harvey Wagner - Quovadx - CEO

I just want to thank everybody again for participating in the call, and we will be working very hard over the next 30 days to get this proxy out to give you much more detailed information about the transaction. Thank you very much.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a wonderful day.